EXHIBIT 4.3

REGISTRATION AND REPURCHASE AGREEMENT

by and between

TIBCO SOFTWARE INC.

and

REUTERS LIMITED

dated as of

October 7, 2003

REGISTRATION AND REPURCHASE AGREEMENT

This REGISTRATION AND REPURCHASE AGREEMENT (this “Agreement”), is made as of the 7th day of October 2003, by and between TIBCO Software Inc., a Delaware corporation (the “Company”), and Reuters Limited, a company organized under the laws of England and Wales (“Reuters”).

RECITALS

A.	WHEREAS, the Company and Reuters are parties to a Third Amended and Restated Stockholders Agreement dated as of July 13, 1999 (the “Stockholders Agreement”);

B.	WHEREAS, Reuters is willing to consider disposing of a substantial portion of its holdings of Common Stock of the Company; and

C.	WHEREAS, in consideration for and concurrently with Reuters’ disposition or dispositions of a portion of its shareholdings in the Company in a registered secondary offering, the Company is willing to repurchase from Reuters a substantial portion of Reuters’ holdings;

NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements herein set forth, the parties hereto hereby agree as follows:

1. Effectiveness of Agreement. This Agreement shall become effective upon the date first above written.

2. Certain Definitions. In addition to those terms defined elsewhere in this Agreement, the following terms shall have the respective meanings set forth below:

“Commission” shall mean the U.S. Securities and Exchange Commission.

“Common Stock” shall mean the Common Stock of the Company.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Party” shall mean the Company or Reuters, as the context requires.

“Person” means a corporation, association, partnership, joint venture, organization, business, individual, trust, or any other entity or organization, including a government or any subdivision or agency thereof.

“Securities Act” shall mean the Securities Act of 1933, as amended.

3. Registration.

3.1 Registration Rights.

(a) As soon as practicable after the date hereof, but in any event within thirty (30) days after the date hereof, the Company shall file a registration statement on Form S-3 (incorporating by reference to the fullest extent permissible information required by such Form) pursuant to Rule 415 under the Securities Act (to the extent the Company is eligible under the provisions of Form S-3 and Rule 415), or, if the Company is not eligible to use Form S-3, such other registration statement form as the Company may then be eligible to use, covering such number of shares of Common Stock to be registered on behalf of Reuters as shall be requested by Reuters in writing at least two (2) days prior to the date the Company files such registration statement (subject to increase by Reuters thereafter), together with any shares of Common Stock that the Company elects to register for its own account as part of such registration (“Company Securities”); provided that the Company shall have the right to defer such registration for a period of up to sixty (60) days following the date hereof if, in the good faith opinion of the Board of Directors of the Company, it would be seriously detrimental to the Company and its stockholders for a registration statement to be filed; provided further that if, after the registration statement filed pursuant to this Section 3.1(a) is declared effective, Reuters shall request that the Company increase the number of shares of Common Stock to be registered by the Company on Reuters’ behalf, the Company shall, at Reuters’ expense, amend such registration statement, or, if necessary, file a new registration statement to register such additional shares. The Company may defer the registration pursuant to this Section 3.1(a) only once. In the event a registration proceeding begun pursuant to this Section 3.1 is subsequently withdrawn, Reuters shall have the right, at any time prior to the Termination Date (as defined below), to request that the Company effect a new registration pursuant to, and in accordance with, this Section 3.1. The Company shall use its best efforts to effect such registration (including, without limitation, the execution of an undertaking to file pre-effective and post-effective amendments and supplements, appropriate qualification under the applicable blue sky or other state securities laws, appropriate compliance with exemptive regulations issued under the Securities Act and any other governmental requirements or regulations, and the participation in one “road show” to investors in such customary locations in the United States as are reasonably requested by Reuters and/or the underwriters with respect to a single offering of not less than $100 million purchase price of Common Stock to be sold pursuant hereto) as would permit or facilitate the sale and distribution of the shares of Common Stock covered by the registration contemplated by this Section 3.1.

(b) Underwriting. If Reuters intends to distribute the shares of Common Stock covered hereby by means of an underwritten offering, Reuters shall so advise the Company prior to such distribution. The Company shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by Reuters after consultation with the Company. Notwithstanding any other provision of this Section 3.1, if, in connection with any offering of Common Stock pursuant to this Agreement, the managing underwriter advises the Company in writing that marketing factors indicate that an underwriting of

Common Stock would not be successful at such time or would require a limitation of the number of shares to be underwritten, then such proposed offering shall be reduced by first reducing the number (and finally eliminating from such offering, if necessary) of shares of Common Stock proposed to be sold by the Company. If Reuters or the Company disapproves of the terms of the underwriting of any offering, it may elect to withdraw therefrom by written notice to the Company (in the case of a withdrawal by Reuters) and the underwriters.

(c) Expenses of Registration. The following expenses incurred by the Company or Reuters in connection with the registration pursuant to this Section 3.1 and any offering of shares on behalf of Reuters pursuant to such registration shall be borne by Reuters: printing expenses, expenses of complying with state securities or Blue Sky laws (including fees of counsel for the underwriters), expenses incident to the listing of securities on any exchange on which the shares of Common Stock have been listed, fees and expenses of any investment banking or advisory firm retained by Reuters, fees and expenses of any accountants retained by Reuters, and fees and disbursements of any counsel retained by Reuters. Notwithstanding anything to the contrary elsewhere in this Agreement, all underwriters’ discounts, commissions, or applicable stock transfer and documentary stamp taxes (if any) relating to any particular sale of Common Stock shall be borne by the Party to whom the proceeds of such sale are paid. Reuters also hereby agrees to reimburse the Company as incurred for all documented registration, filing and qualification fees, reasonably incurred and documented fees and disbursements of outside counsel for the Company and reasonably incurred and documented independent accountants’ fees and expenses, including any special audits or comfort letters, as follows: (i) with respect to fees, disbursements and/or expenses related or incidental to the initial registration contemplated by Section 3.1(a), and any necessary updates to such registration (not to exceed one (1) update per fiscal quarter), in an aggregate amount, subject to the last sentence of this Section 3.1(c), not to exceed $200,000; (ii) with respect to fees, disbursements and/or expenses related or incidental to an underwritten offering pursuant to Section 3.1(b), in an amount not to exceed $250,000; and (iii) with respect to fees, disbursements and/or expenses related or incidental to a non-underwritten offering of shares of Common Stock pursuant hereto, in an amount not to exceed $50,000. Reuters further agrees to reimburse the Company as incurred for any “road show” expenses to the extent requested by Reuters and/or the underwriters in connection with the registration pursuant to this Section 3.1 and any single offering contemplated hereby in an amount not to exceed $100,000. Reuters also agrees to reimburse the Company for all incremental expenses incurred by the Company to the extent Reuters requests that the Company increase the number of shares of Common Stock to be registered pursuant to Section 3.1(a) above.

(d) Company Registrations. If, prior to the earlier of (i) the Termination Date (as defined below) and (ii) such time as Reuters has sold $100 million aggregate purchase price of Common Stock pursuant to the terms hereof, the Company proposes to register any of its equity securities or securities convertible into or exchangeable for equity securities (other than pursuant to a registration under the Securities Act of (x) securities registered on Form S-8 (or any successor form); or (y) securities registered on Form S-4 (or any successor form)) under the Securities Act for sale to the public for the account of the Company, the Company shall give prompt written notice to Reuters (which notice shall be given not less than fifteen (15) days prior to the filing date of the Company’s registration statement). At the request of Reuters within such fifteen (15) day period, the Company shall cease proceeding with any proposed filing and such registration.

3.2 Registration Procedures.

(a) The Company will keep Reuters advised in writing as to the initiation of the registration effected pursuant to this Section 3 and as to the completion thereof. At its expense (except as otherwise provided in Sections 3.1(c) above or 3.3 below) the Company will:

(i) subject to paragraph 3.2(b), keep such registration effective until the later of (a) the date that is one (1) year from the date of filing of the registration statement contemplated by this Section 3; and (b) the date upon which the registration statement filed pursuant to this Section 3 has been effective for an aggregate of eight (8) months (but in no event to a date after June 30, 2005) (such date referred to herein as the “Termination Date”); provided, however, that if Reuters shall complete the distribution of all of the shares of Common Stock included in the registration statement filed pursuant to this Section 3 prior to the Termination Date, the Termination Date shall be deemed to have occurred at such earlier time; and provided, further, however, that the Company shall not be required to keep such registration effective past the date that is one (1) year from the date of filing of the registration statement contemplated by this Section 3 for any shares that are added to the registration statement after its effectiveness pursuant to Section 3.1(a) above. Notwithstanding the foregoing, if the registration statement, or the prospectus contained therein, is subject to any suspension as provided in Section 3.2(b) below, the eight (8) month period referenced in the preceding sentence shall be extended by the number of days of such suspension, but in no event beyond June 30, 2005.

(ii) furnish such number of prospectuses and other documents incident thereto as Reuters from time to time may reasonably request; and

(iii) notify Reuters, (A) when a prospectus or any prospectus supplement or post-effective amendment has been filed, and, with respect to the registration statement or any post-effective amendment, when the same has become effective; (B) of any request by the Commission or any other federal or state governmental authority during the period of effectiveness of the registration statement for amendments or supplements to the registration statement or related prospectus or for additional information relating to the registration statement, (C) of the issuance by the Commission or any other federal or state governmental authority of any stop order suspending the effectiveness of the registration statement or the initiation of any proceedings for that purpose, (D) of the receipt by the Company of any notification with respect to the suspension of the qualification or exemption from qualification of any of the shares of Common Stock for sale in any jurisdiction or the initiation of any proceeding for such purpose; or (E) of the happening of any event which makes any statement made in the registration statement or related prospectus or any document incorporated or deemed to be incorporated therein by reference untrue in any material respect or which requires the making of any changes in the registration statement or prospectus so that, in the case of the registration statement, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and that in the case of the prospectus, it will not contain any untrue statement of a material fact or omit to state any material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b) The Company may, upon the happening of any event (x) of the kind described in clauses (B), (C), (D), or (E) of Section 3.2(a)(iii) or (y) that, in the judgment of the Company’s Board of Directors, renders it advisable to suspend use of the prospectus due to pending corporate developments, public filings with the Commission or similar events, suspend use of the prospectus on written notice to Reuters for no more than sixty (60) days in the aggregate in which case Reuters shall discontinue disposition of shares of Common Stock covered by the registration statement or prospectus until copies of a supplemented or amended prospectus are distributed to Reuters or until Reuters is advised in writing by the Company that the use of the applicable prospectus may be resumed. The Company shall use its reasonable efforts to ensure that the use of the prospectus may be resumed as soon as practicable. The Company shall use every reasonable effort to obtain the withdrawal of any order suspending the effectiveness of the registration statement, or the lifting of any suspension of the qualification (or exemption from qualification) of any of the securities for sale in any jurisdiction, at the earliest practicable moment. As is practicable, the Company shall prepare a supplement or post-effective amendment to the registration statement or a supplement to the related prospectus or any document incorporated therein by reference or file any other required document so that, as thereafter delivered to the purchasers of the shares of Common Stock being sold thereunder, such prospectus will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Company may suspend use of the prospectus pursuant to this Section 3.2(b) only twice (but in no event for more than sixty (60) days in the aggregate as provided above). The Parties hereby agree that, upon the happening of an event described in the first sentence of this Section 3.2(b) after the Company has suspended use of the prospectus for an aggregate of sixty (60) days, the Parties will use reasonable efforts to cooperate in enabling Reuters to sell shares of Common Stock covered by the prospectus.

3.3 Indemnification.

(a) To the extent permitted by law, the Company will indemnify and hold harmless Reuters, each of its officers and directors, and each person controlling Reuters, and each underwriter, if any, and each person who controls any underwriter of the shares of Common Stock to be sold by Reuters, against all claims, losses, damages, costs, expenses and liabilities whatsoever (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement, preliminary or final prospectus contained therein or any amendment or supplement thereto, offering circular or other documents (including any related registration statement, notification or the like) incident to any such registration, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by the Company of the Securities Act or any state securities law or of any rule or regulation promulgated under the Securities Act or any state securities law applicable to the Company and relating to action or inaction required of the Company in connection with any such registration, and will reimburse Reuters, each of its officers and directors, and each person controlling Reuters, each such underwriter and each person who controls any such underwriter, for any legal and any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, cost, expense, liability or action, provided that the Company will not be liable in any such case to the extent that any such claim, loss, damage, cost, expense, or liability arises out of or is based on any untrue statement or omission based upon written information furnished to the Company in writing by Reuters or any underwriter and stated to be specifically for use therein.

(b) To the extent, but only to the extent, that there is an untrue statement or omission made in a registration statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to the Company in writing by Reuters and stated to be specifically for use therein, Reuters will indemnify and hold harmless the Company, each of its directors and officers who sign such registration statement, each underwriter, if any, of the Company Securities covered by such registration statement, and each person who controls the Company within the meaning of the Securities Act, against all claims, losses, damages, costs, expenses and liabilities whatsoever (or actions in respect thereof) arising out of or based on any such untrue statement of a material fact contained in any such registration statement, preliminary or final prospectus contained therein or any amendment or supplement thereto, offering circular or other documents (including any related registration statement, notification or the like) incident to any such registration, or based on any omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Company, such directors, officers, persons or underwriters for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, cost, expense, liability or action; provided, however, that the foregoing indemnity agreement is subject to the condition that, insofar as it relates to any such untrue statement or omission made in the preliminary prospectus but eliminated or remedied in the amended prospectus on file with the Commission at the time the registration statement becomes effective or the amended prospectus filed with the Commission pursuant to the Rule 424(b) (the “Final Prospectus”), such indemnity agreement shall not inure to the benefit of the Company or any underwriter, if there is no underwriter, if a copy of the Final Prospectus was not furnished to the person or entity asserting the loss, liability, claim or damage at or prior to the time such action is required by the Securities Act.

(c) Each party entitled to indemnification under this Section 3.3 (the “Indemnified Party”) shall give notice to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom, provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld), and the Indemnified Party may participate in such defense at such party’s expense. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation. If any such Indemnified Party shall have been advised by counsel chosen by it that there may be one or more legal defenses available to such Indemnified Party which are different from or additional to those available to the Indemnifying Party, the Indemnifying Party shall not have the right to assume the defense of such action on behalf of such Indemnified Party and will promptly reimburse such Indemnified Party and any person controlling such Indemnified Party for the reasonable fees and expenses of any counsel retained by the Indemnified Party, it being understood that the Indemnifying Party shall not, in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys for such Indemnified Party or controlling person, which firm shall be designated in writing by the Indemnified Party to the Indemnifying Party.

3.4 Contribution. If the indemnification provided for in Section 3.3 is unavailable or insufficient to hold harmless an Indemnified Party thereunder, then each Indemnifying Party thereunder shall contribute to the account paid or payable by such Indemnified Party as a result of the losses, claims, damages, costs, expenses, liabilities or actions referred to in Section 3.3(a) or (b) in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and the Indemnified Party on the other in connection with statements or omissions which resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Indemnifying Party or the Indemnified Party and the Parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statements or omission. The Parties hereto agree that it would not be just and equitable if contributions pursuant to this Section 3.4 were to be determined by pro rata or per capita allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the first sentence of this Section 3.4. The amount paid by an Indemnified Party as a result of the losses, claims, damages or liabilities referred to in the first sentence of this Section 3.4 shall be deemed to include any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any action or claim which is the subject of this Section 3.4. Promptly after receipt by an Indemnified Party of notice of the commencement of any action against such party in respect of which a claim for contribution may be made against an Indemnifying Party under this Section 3.4, such Indemnified Party shall notify the Indemnifying Party in writing of the commencement thereof if the notice specified in Section 3.3(c) has not been given with respect to such action; provided that the omission so to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability which it may have to any Indemnified Party otherwise under this Section 3.4, except to the extent that the Indemnifying Party is actually prejudiced by such failure to give notice. The Company shall agree with the underwriters of the Common Stock, if requested by such underwriters, that (a) the underwriters’ portion of such contribution shall not exceed the underwriting discount, commission and other compensation and (b) except for the Company, the amount of such contribution shall not exceed an amount equal to the proceeds received by such Indemnifying Party from the sale of securities in the offering to which the losses, claims, damages or liabilities of the indemnified parties relate. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

3.5 Information by Reuters. Reuters shall furnish to the Company such information regarding Reuters and the distribution proposed by Reuters as the Company may reasonably request in writing and as shall be required in connection with any registration referred to in this Section 3.

3.6 Notice of Certain Offerings. In connection with the offering, if any, in which Reuters requests the participation of the Company’s management in the “road show” as contemplated by the last sentence of Section 3.1(a), Reuters will use its reasonable efforts to give prompt notice to the Company of its intention to request such participation in such “road show,” and the Parties agree to coordinate the timing of such “road show” in good faith.

3.7 “Market Stand-Off” Agreement. If requested by the underwriters, the Company hereby agrees that (i) during the 90-day period following the execution by the Company of an underwriting agreement relating to the first sale by Reuters (and, if applicable, any of the parties to the Stockholders Agreement who exercise their right to have shares of Common Stock included in the registration contemplated by this Agreement) in a single transaction of Common Stock with an aggregate offering price of not less than $100 million pursuant to this Agreement, it will not, directly or indirectly, to the extent requested by Reuters and any underwriter, sell, pledge, transfer, loan or otherwise transfer or dispose of (other than to donees who agree to be similarly bound) any Common Stock or securities convertible into or exchangeable for Common Stock held or to be issued by it during such period (other than (x) sales of Common Stock by the Company pursuant to any employee benefit, equity incentive, stock option or stock purchase plan of the Company and (y) issuances of securities registered on Form S-4 in connection with the acquisition of assets or capital stock of another entity) and (ii) it will use reasonable efforts to obtain from officers and directors of the Company an agreement not to sell, pledge, transfer, loan or otherwise transfer or dispose of any shares of Common Stock held by such person for such period of time (not to exceed 90 days) after the offering as shall be requested by the underwriters.

4. Repurchase. The Company hereby agrees that upon consummation of the first sale by Reuters in a single transaction prior to the Termination Date of not less than $100 million aggregate purchase price of shares of Common Stock pursuant to the provisions of Section 3 hereof, the Company will repurchase from Reuters an equal amount of shares of Common Stock held by Reuters at the same purchase price per share (price to public before underwriting discounts and commissions) as the shares of Common Stock sold by Reuters pursuant to Section 3 hereof; provided that in no event shall the amount of Common Stock that the Company is obligated to repurchase from Reuters pursuant to this Section 4 (or otherwise pursuant to this Agreement) exceed $115 million. Notwithstanding the foregoing, if any of the parties to the Stockholders Agreement exercise their right to have shares of Common Stock included in the registration contemplated by this Agreement and, in connection with any single offering pursuant to such registration in which Reuters intends to sell not less than $100 million aggregate purchase price of Common Stock (the amount Reuters intends to sell, up to a maximum of $115 million aggregate purchase price, being referred to herein as the “Requested Amount”), the underwriters of such offering require a limitation of the number of shares to be underwritten in such offering pursuant to Section 5 of the Stockholders Agreement such that Reuters is not permitted to sell the Requested Amount, the Company will repurchase from Reuters an amount of shares (the “Initial Shares”) equal to the amount of shares sold by Reuters in such offering. To the extent that Reuters is unable to sell at least the Requested Amount because of any such reduction, and, prior to the Termination Date, sells in its next single sale of shares of Common Stock additional shares (the “Additional Shares”) with a purchase price that, together with the purchase price of the Initial Shares, equals or exceeds $100 million, the Company will repurchase from Reuters an amount of shares of Common Stock equal to the Additional Shares sold at the same price per share (price to the public before underwriting discounts and commissions) received by Reuters for such Additional Shares, up to a maximum combined purchase price of $115 million for the aggregate purchase price of Initial Shares and Additional Shares repurchased by the Company.

5. Representations and Warranties.

5.1 Representations and Warranties of Reuters. Reuters represents and warrants as follows:

(a) Status and Authority. Reuters is a company duly organized and validly existing and under the laws of England and Wales. The execution and delivery by Reuters of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary corporate action on the part of Reuters, and this Agreement has been duly executed and delivered by the duly authorized officers of Reuters and constitutes the valid, legal and binding obligation of Reuters.

(b) No Conflicts.

(i) The execution, delivery and performance of this Agreement by Reuters will not result in (A) any conflict with the charter documents of Reuters, (B) any material breach or violation of or default under any statute, law, rule, regulation, judgment, decree, order or any material mortgage, deed of trust, indenture, agreement or any other instrument to which Reuters is a party or by which any of its material properties or assets is bound, or (C) the creation or imposition of any lien, charge, pledge or encumbrance thereon, except for such breaches, violations or defaults and such liens, charges, pledges or encumbrances as would not, individually or in the aggregate, adversely affect the ability of Reuters to perform its obligations hereunder.

(ii) No consent, approval or authorization of or filing with any governmental authority is required with respect to Reuters in connection with the execution and delivery of this Agreement, and the performance by Reuters of its obligations hereunder.

(c) No Litigation. There are no judicial or administrative actions, proceedings or investigations pending or to the best knowledge of Reuters, threatened, which question the validity of this Agreement or any action taken or to be taken by Reuters in connection herewith.

5.2 Representations and Warranties of the Company. The Company represents and warrants as follows:

(a) Status and Authority. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The execution and delivery of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary corporate action on the part of the Company, and this Agreement has been duly executed and delivered by the duly authorized officers of the Company and constitutes the valid, legal and binding obligation of the Company.

(b) No Conflicts.

(i) The execution, delivery and performance of this Agreement by the Company will not result in (A) any conflict with the Certificate of Incorporation or the Bylaws of the Company, (B) any material breach or violation of or default under any statute, law, rule, regulation, judgment, decree, order or any material mortgage, deed of trust, indenture, agreement or any other instrument to which the Company is a party or by which any of its material properties or assets is bound, or (C) the creation or imposition of any lien, charge, pledge or encumbrance thereon, except for such breaches, violations or defaults and such liens, charges, pledges or encumbrances as would not, individually or in the aggregate, have a material adverse effect on the Company’s business or adversely affect the ability of the Company to perform its obligations hereunder.

(ii) No consent, approval or authorization of or filing with any governmental authority is required with respect to the Company in connection with the execution and delivery of this Agreement, and the performance by the Company of its obligations hereunder.

(c) No Litigation. There are no judicial or administrative actions, proceedings or investigations pending or to the knowledge of the Company, threatened, which question the validity of this Agreement or any action taken or to be taken by the Company in connection herewith.

6. Miscellaneous Provisions.

6.1 No Waiver of Rights. No failure or delay on the part of any party in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

6.2 Assignment. Unless otherwise provided hereunder, neither this Agreement nor any right or obligation hereunder is assignable in whole or in part by any party without the prior written consent of Reuters and the Company; provided, however, that Reuters may assign its rights and obligations hereunder to any affiliate of Reuters that owns Common Stock. Notwithstanding the forgoing, the Parties hereby agree that (i) no assignment of rights and/or obligations by Reuters hereunder will operate to impose any additional or duplicative obligations on the Company hereunder and (ii) notwithstanding any assignment of rights and/or obligations by Reuters hereunder, Reuters will remain primarily liable for the performance of all of its obligations under this Agreement.

6.3 Entire Agreement; Amendment. This Agreement constitutes the full and entire agreement and understanding among the parties hereto with regard to the subjects hereof and merges all prior agreements and discussions among the parties hereto with respect to the subjects hereof. No amendment to this Agreement that is binding to all parties hereto shall be effective unless in writing and executed by all of the parties hereto, it being understood that a waiver by any party of any of its rights hereunder need only be executed by such party.

6.4 Severability. If any one or more of the provisions contained in this Agreement or any document executed in connection herewith shall be invalid, illegal or unenforceable in any respect under any applicable law, the validity, legality and enforceability of the remaining provisions contained herein (except any which are direct quid pro quos for the invalid provision) shall not in any way be affected or impaired.

6.5 Notices. Any notices and other communication required or permitted hereunder shall be in writing and shall be deemed given if delivered by hand, facsimile (which is confirmed) or mailed by first class mail, postage prepaid, addressed as follows:

(a)  If to Reuters, addressed to:

c/o Reuters Limited

85 Fleet Street

London, England

EC4B 4AJ

Attention: General Counsel

Tel: 011-44171-250-1122

Fax: 011-44171-542-5896

with copies to:

Reuters America Inc.

The Reuters Building

3 Times Square, 20th Floor

New York, New York 10036

Attention: General Counsel

Tel: 646-223-4200

Fax: 646-223-4237

and to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, New York 10153

Attention: Jeffrey J. Weinberg, Esq.

Tel: 212-310-8330

Fax: 212-310-8007

(b)  If to the Company, addressed to:

c/o TIBCO Software Inc.

3303 Hillview Avenue

Palo Alto, California 94304

Attention: General Counsel

Tel: 650-846-1316

Fax: 650-846-1203

with copies to:

Wilson Sonsini Goodrich & Rosati

650 Page Mill Road

Palo Alto, California 94304-1050

Attention: Larry W. Sonsini, Esq.

Tel: 650-493-9300

Fax: 650-493-6811

or at such other addresses as any Party shall have furnished to the other Party in writing.

6.6 Further Action. The Parties shall, in a timely manner, take all further measures reasonably within their control which are necessary or appropriate to cause such Party and its Board of Directors to implement the provisions of this Agreement and the transactions contemplated hereby, and the parties hereto shall at all times act in good faith with respect to the obligations incurred by them hereunder.

6.7 Injunctive Relief. Each of the Parties hereby acknowledges that in the event of a breach by any of them of any material provision of this Agreement, the aggrieved party may be without an adequate remedy at law. Each of the Parties therefore agrees that in the event of a breach of any material provision of this Agreement the aggrieved Party may elect to institute and prosecute proceedings in any court of competent jurisdiction to enforce specific performance or to enjoin the continuing breach of such provision, as well as to obtain damages for breach of this Agreement. By seeking or obtaining any such relief, the aggrieved Party will not be precluded from seeking or obtaining any other relief to which it may be entitled.

6.8 Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

6.9 Headings. The inserted headings are for convenience of reference only and shall not be used to construe or interpret this Agreement.

6.10 Governing Law; Waiver of Jury Trial. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California applicable to contracts negotiated, executed and wholly performed in that State. The Parties hereto agree that in the event of litigation between them with respect to this Agreement, they each hereby consent to trial by a judge in a Federal court in the Northern District of California without a jury.

6.11 Publicity. Promptly following the execution of this Agreement by the Parties, the Company and Reuters agree to use reasonable efforts to cooperate in issuing a press release or press releases regarding the execution of the Agreement. At all times prior to the earlier of (i) the Termination Date and (ii) the consummation of the sale by Reuters of not less than $100 million aggregate purchase price of shares of Common Stock pursuant to the provisions of Section 3 hereof, the Parties agree to use reasonable efforts to cooperate with each other regarding the issuance of any press release or other written or prepared public statement (and the contents thereof) regarding the matters contemplated by this Agreement.

6.12 Separate Obligations. The respective rights and obligations of the Parties hereto are separate from, and in addition to, the rights and obligations of the Parties under the Stockholders Agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

REUTERS LIMITED		TIBCO SOFTWARE INC.

By:	/s/ DAVID GRIGSON	By:	/s/ CHRISTOPHER G. O’MEARA

	Name: David Grigson		Name: Christopher G. O’Meara
	Title: Chief Financial Officer		Title: EVP & Chief Financial Officer

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